NEWS RELEASE

FOR IMMEDIATE RELEASE

                      ENVIRONMENTAL SOLUTIONS WORLDWIDE INC

           ANNOUNCES SECOND QUARTER SALES OF $3.2 MILLION & RECORD NET
            PROFIT OF $663,879 FOR THE PERIOD ENDED JUNE 30TH, 2007

Concord, ON.--(BUSINESS WIRE) - August 14th, 2007. Environmental Solutions Worldwide Inc. (ESW) (OTCBB: ESWW) (Frankfurt Stock Exchange FWB: EOW) announced today that the Company has achieved second quarter sales of 3.2 million with a
20.7 percent net profit of $663,879.


The results showing the strongest quarter in revenue and profit in the Company's history include:

     o Q2 2007 revenues of $3.2 million, up 1893.1% percent over the same period last year.

     o Q2 2007 gross profit of 68.3% percent, representing an overall increase of $2,163,459 over the same period last year.

     o    Q2 2007 net profit of $663,879, or $0.01 per common share, up from a
          1.4 million loss for the same period last year.


Additional financial information for the Company's second quarter can be found in the Company's Form 10-QSB filed with the Securities and Exchange Commission.


Mr. David J. Johnson, ESW's President and CEO commented, "Our second quarter results were in line with our expectations based on our current schedule of product deliveries. The Company's portfolio of sales opportunities for our proprietary products and services continues to expand and grow within our industry. Today, we are working with our partners and distributors on a number of unique programs which have the potential to drive considerable sales. We continue to be on track to deliver or surpass our 2007 sales expectation of $9 million through the execution of our business plan.

Mr. Johnson further remarked." Additionally, a letter to Shareholders will be posted to the Investor Section of the corporate website. As part of our continued effort to improve communication with our shareholders, customers and the public, ESW plans to continue to provide this letter on a quarterly basis.


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ABOUT ENVIRONMENTAL SOLUTIONS WORLDWIDE INC.

Headquartered in Concord, Ontario, Environmental Solutions Worldwide, Inc. is a publicly traded company engaged through its wholly owned subsidiaries ESW Canada, Inc. and ESW America, Inc. (the ESW Group of Companies) in the design, development, ISO 9001:2000 certified manufacturing and sales of environmental and support technologies. The ESW Group of Companies currently manufacture and market a diversified line of catalytic emission control products and support technologies for diesel, gasoline and alternative fueled engines. The ESW Group of Companies also operates a comprehensive EPA/CARB & MSHA recognized emissions testing and verification laboratory. For updated information, please visit the Company's Web site at: www.cleanerfuture.com

SAFE HARBOR

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (The "Act"). In particular, when used in the preceding discussion, the words "pleased" "plan," "confident that," "believe," "expect," or "intend to," and similar conditional expressions are intended to identify forward looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, general acceptance of the Company's products and technologies, competitive factors, the ability to successfully complete additional financings and other risks described in the Company's SEC reports and filings.

                          FOR MORE INFORMATION CONTACT:
                      ENVIRONMENTAL SOLUTIONS WORLDWIDE INC
                      Investor Relations at 1-905-695-4142
                      Investor-relations@cleanerfuture.com

AUGUST 14TH, 2007

DEAR SHAREHOLDER:

I am very pleased to announce this quarter's result which has yielded the first profit in the Company's history. At the end of the quarter in March of 2007, ESW's management team was charged with the mandate to meet both sales and profit margins in the second quarter. Each department responded to the challenge with determined enthusiasm. The net result of these efforts has taken our Company from what we believe was a good first quarter, to what we believe was an excellent second quarter. What you, the shareholders, are witnessing is the culmination of efforts from a determined management team driving a solid foundation and infrastructure which has been built over the past years. Moving forward, our team efforts will intensify as we bring to fruition the many opportunities that continue to present themselves into our model. We are currently working very closely with the US Military on a number of very exciting projects which we hope to announce in the near future. We also continue to demonstrate our product lines with our partners and distributors in a number of very important on-road and off-road programs. It is our belief that these programs will have very positive impact on the bottom line as we move forward. 2007 annual sales are still on target to reach a minimum of $9 million, not including the multitude of potential opportunities currently in process.
I am also very pleased to announce that we have launched our new website showcasing our military portfolio of products and services. This comprehensive website will present the new technologies that we are currently working on for NATO Military groups. As well, the site will also serve to provide the community with information on the Company's news and relationships as they develop.
For further information, please visit: www.eswmilitarytech.com
                                       -----------------------

FIRST QUARTER 2007 RESULTS
Revenues for the second quarter of 2007 were $3,200,422 compared to $160,573 for the second quarter of 2006, constituting an 1893% increase over the same period last year. The Company reported a net profit of $663,879 in the second quarter of 2007 compared with the loss of $1,401,759 in the second quarter of 2006. The gross profit was 68.3% for this quarter representing an overall increase of $2,163,459 over the same period last year.

Yours Very Truly,

DAVID J. JOHNSON
PRESIDENT - CEO
Environmental Solutions Worldwide Inc

SAFE HARBOR
Any forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (The "Act") including such words preceding discussion such as "pleased" "plan," "confident that," "believe," "expect," or "intend to," and similar conditional expressions are intended to identify forward looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements.